Exhibit 99.1

Oct. 27, 2008

FOR IMMEDIATE RELEASE

Contacts:
Tamara Gjesdal	Chris Henson	Bob Denham
Senior Vice President	Sr. Exec. Vice President	Senior Vice President
Investor Relations	Chief Financial Officer	Corporate Communications
(336) 733-3058	(336) 733-3008	(336) 733-1475

BB&T to participate in U.S. Treasury program

     WINSTON-SALEM, N.C. – BB&T Corporation (NYSE: BBT) said today that it has received preliminary approval to participate in the U.S. Treasury Department’s capital purchase program to revive the financial sector. BB&T, one of the strongest capitalized financial institutions in the U.S., will receive $3.1 billion from a government capital infusion plan aimed at restoring liquidity and easing credit in the financial markets.

     In exchange for its investment, the U.S. Treasury will receive shares of BB&T preferred stock at a 5 percent annual dividend rate for the first five years. BB&T will pay the government a 9 percent dividend in years six through 10 if shares are not redeemed. The U.S. Treasury will also receive 10-year warrants to purchase shares of BB&T common stock.

     BB&T’s Tier 1 capital ratio, a measure of financial strength and soundness, will increase to 12.4 percent from 9.4 percent, significantly higher than the government’s safety threshold of 6 percent. BB&T’s total capital ratio will improve to 17.4 percent from 14.4 percent, notably higher than the minimum government ratio of 10 percent.

     “We support the Treasury’s efforts to stabilize the credit markets and restore confidence in the financial system,” said BB&T Chairman and CEO John A. Allison. “Fortunately, our own strong capital position has allowed us to meet the lending needs of our clients, even during this economic downturn. For us, the additional capital will not only extend and strengthen our lending capacity, but provide other strategic options as well.”

     With $137 billion in assets, BB&T Corporation is the nation’s 14th largest financial holding company. It operates 1,501 financial centers in 11 states and Washington, D.C. More information about the company is available at BBT.com.

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